Exhibit 99.6
AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER
     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is dated as of March 16, 2010, among The Orchard Enterprises, Inc., a Delaware corporation (the “Company”), Dimensional Associates, LLC, a New York limited liability company (“Dimensional”), and Orchard Merger Sub, Inc., a Delaware corporation (“Merger Sub”).
RECITALS
     WHEREAS, the Company, Dimensional and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of March 15, 2010 (the “Merger Agreement”); and
     WHEREAS, the Company, Dimensional and Merger Sub desire to amend the Merger Agreement in accordance with the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
     1.1 Amendment. The lead in language of Section 8.1 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:
     “ 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (provided that Section 8.1(a) may not be waived) at or prior to the Effective Time of each of the following conditions:”
ARTICLE II
MISCELLANEOUS
     2.1 Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     2.2 Governing Law and Venue. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflicts of Law principles thereof.
     2.3 Severability. The provisions of this Amendment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Amendment, or the application thereof to any

Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Amendment and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
[Signatures on Next Page]

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

THE ORCHARD ENTERPRISES, INC.
By:	/s/ Brad Navin
	Name:	Brad Navin
	Title:	Chief Executive Officer

DIMENSIONAL ASSOCIATES, LLC
By:	JDS Capital, L.P., its Manager
By:	JDS Capital Management, LLC, its General Partner
By:	/s/ Joseph D. Samberg
	Name:	Joseph D. Samberg
	Title:	Managing Member

ORCHARD MERGER SUB, INC.
By:	/s/ Daniel C. Stein
	Name:	Daniel C. Stein
	Title:	President

[Signature Page to Merger Agreement]